EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 18, 2021

Centrus Energy Corp. Reports Financial Results
for the Fourth Quarter and Full Year 2020

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported results for the fourth quarter 2020 and full year ended December 31, 2020.

2020 Summary:

Financial Highlights
•Net income of $54.4 million in 2020 or $0.57 per share (diluted)
•Adjusted net income per share of $4.71 (diluted) (see non-GAAP reconciliation table below)
•Total revenues of $247.2 million, including LEU segment revenue of $190.5 million
•Year-end cash balance of $152.0 million
•Raised $25 million, before expenses, through an underwritten public offering of Class A Common Stock
•Completed cash tender offer to retire approximately $60 million of Series B Senior Preferred Stock at a 25-percent discount
•Completed a $30.4 million pension plan annuitization

Commercial Highlights
•New LEU sales commitments valued over $100 million from November through the end of January
•Secured sufficient import quotas in extension of the Russian Suspension Agreement, providing affordable supply to U.S. customers through 2028
•License amendment application to produce High-Assay, Low-Enriched Uranium (HALEU) accepted by the NRC for formal review

“Despite the unprecedented health crisis posed by COVID-19, with a large portion of our staff shifting to telework, Centrus has had a great year that saw us return to profitability, improve our balance sheet, and deliver value to stockholders with a higher share price,” said Daniel Poneman, Centrus President and Chief Executive Officer. “Our technical solutions team continues to make strong progress on the High-Assay, Low-Enriched Uranium (HALEU) program and we expect to begin demonstrating production of HALEU by early next year. Our sales team also secured over $100 million in new commitments from November through the end of January.”

Financial Results

For the full year, the Company reported net income of $54.4 million in 2020 compared to a net loss of $16.5 million in 2019. Net income per share for 2020 was $0.59 (basic) and $0.57 (diluted). Adjusted net income per share for 2020 was $4.85 (basic) and $4.71 (diluted). Revenue for 2020 was $247.2 million, an increase of $37.5 million or 18 percent from the prior year.

Revenue from the LEU segment increased $21.1 million in 2020 compared to 2019. SWU revenue increased $27.8 million in 2020 compared to 2019. SWU revenue in 2020 includes $32.6 million collected from a customer in settlement of a supply contract that was subject to the customer’s bankruptcy proceeding. Excluding these proceeds, the average SWU price billed to customers increased 13%, reflecting the particular contracts under which SWU were sold during the periods. The volume of SWU sales decreased 15%. Uranium revenue decreased $6.7 million in 2020 compared to 2019. The volume of uranium sales decreased 23% and the average uranium price billed to customers increased 10%.

Cost of sales for the LEU segment decreased $25.9 million in 2020 compared to 2019, reflecting the decreases in SWU and uranium sales volumes and a decrease in the average cost of sales per SWU. In 2020, the average cost of sales per SWU decreased 12%, primarily due to lower pricing under the TENEX Supply Contract. Cost of sales includes legacy costs related to former employees of the Portsmouth Gaseous Diffusion Plant (GDP) and Paducah GDP of $3.7 million in 2020 and $4.1 million in 2019. Valuation adjustments for our uranium inventory to reflect declines in uranium market price indicators totaled $2.3 million in 2019 and there were no valuation adjustments in 2020. The average uranium unit cost of sales increased 15% in 2020 compared to 2019.

Revenue from the technical solutions segment increased $16.4 million in 2020 compared to 2019. The increase was primarily the result of work performed under the HALEU Contract. Revenue in 2020 included work performed under the UT-Battelle contract and revenue in 2019 included work performed under an agreement with DOE to decontaminate and decommission its K-1600 facility in Tennessee. The K-1600 contract was completed in October 2019, on time and budget.

Cost of sales for the technical solutions segment decreased $1.7 million in 2020 compared to 2019, reflecting the mix of technical solutions work performed in each of the periods. In 2019, our share of remaining projected program costs under the HALEU Contract as of December 31, 2019, was recognized in Cost of Sales as an accrued loss of $18.3 million. The accrued loss on the contract is adjusted over the remaining contract term based on actual results and remaining program cost projections.

Centrus recognized a gross profit of $97.6 million in 2020, an improvement of $65.1 million compared to the gross profit of $32.5 million in 2019.

Selling, General and Administrative

Selling, general and administrative expenses increased $2.3 million in 2020 compared to 2019. Incentive compensation expense increased $2.9 million, primarily related to a remeasurement of obligations under long-term incentive plans which are based on our stock price, which has increased over 500% in the past two years. Consulting costs related to capital financing evaluation, claim recoveries and international trade increased $1.5 million in 2020 compared to 2019 and other consulting costs decreased $1.2 million. Salary and benefit costs decreased $0.6 million, travel expenses decreased by $0.5 million, and other SG&A expenses increased by a net $0.2 million.

Nonoperating Components of Net Periodic Benefit Expense (Income)

Nonoperating components of net periodic benefit expense (income) netted to income of $1.6 million in 2020, compared to income of $4.3 million in 2019. Nonoperating components of net periodic benefit expense (income) consist primarily of the return on plan assets, offset by interest cost as the discounted present value of benefit obligations nears payment. Results also reflect claims experience, changes in mortality and healthcare claim assumptions and changes in market interest rates.

In both 2020 and 2019, the net gains reflect favorable investment returns relative to the expected return assumption, changes in mortality and healthcare claim assumptions, and favorable claims experience. Gains were partially offset by declines in market interest rates, which increases the present value calculation for outstanding pension liabilities.

The Company transferred approximately $30.4 million of pension plan assets and approximately $30.4 million of related benefit obligations to an insurance company through the purchase of a group annuity contract in the fourth quarter of 2020. This is part of the Company’s efforts to reduce the size and volatility of its pension obligations and administrative costs moving forward.

Conference Call

Centrus Energy’s investor conference call to discuss the fourth quarter and full year 2020 results is scheduled for March 19, 2021, at 8:30 a.m. EDT. A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.centrusenergy.com, and a recording of the call will be available on the site through April 3, 2021.

About Centrus Energy Corp.

Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.

With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include but are not limited to the following which are, and will be, exacerbated by the novel coronavirus (COVID-19) pandemic and any worsening of the global business and economic environment as a result: risks related to natural and other disasters, including the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services or delays in making timely payment; risks related to pandemics and other health crises, such as the global COVID-19 pandemic; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements; risks related to the imposition of sanctions, restrictions or other requirements, including those imposed under the 1992 Russian Suspension Agreement (“RSA”), as amended, international trade legislation and other international trade restrictions; risks related to existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; our dependence on others for deliveries of LEU including deliveries from the Russian government-owned entity TENEX, Joint-Stock Company (“TENEX”), under a commercial supply agreement with TENEX and deliveries under a long-term supply agreement with Orano Cycle (“Orano”); risks associated with our reliance on third-party suppliers to provide essential products and services to us; face significant competition from major producers who may be less cost sensitive or are wholly or partially government owned; our ability to compete in foreign markets may be limited for various reasons; our revenue is largely dependent on our largest customers; risks related to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and our lack of current production capability; risks related to whether or when government funding or demand for high assay low enriched uranium (“HALEU”) for government or commercial uses will materialize; risks and uncertainties regarding funding for continuation and deployment of the American Centrifuge technology and our ability to perform and absorb costs under our agreement with DOE to demonstrate the capability to produce HALEU and our ability to obtain and/or perform under other agreements; uncertainty regarding our ability to commercially deploy competitive enrichment technology; the potential for further demobilization or termination of our American Centrifuge work; risks that we will not be able to timely complete the work that we are obligated to perform; risks related to our ability to perform fixed-price and cost-share contracts, including the risk that costs could be higher than expected; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock; the risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; risks related to the Company’s capital concentration; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks related to the limited trading markets in our securities; risks related to decisions made by our Class B stockholders and our Series B Senior Preferred stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; risk that a small number of Class A stockholders may exert significant influence over the direction of the Company and whose interests may not be aligned with other Class A stockholders; risks related to the use of our net operating loss (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; failures or security breaches of our information technology systems; our ability to attract and retain key personnel; the potential for DOE to seek to terminate or exercise its remedies under its agreements with the Company; risks related to actions, including government reviews, that may be taken by the United States government, the Russian government or other governments that could affect our ability to perform under our contract obligations or the ability of our sources of supply to perform under their contract obligations to us; risks related to our ability to perform and receive timely payment under agreements with DOE or other government agencies, including risks and uncertainties related to the ongoing funding by the government and potential audits; any changes or termination of agreements with US government; the competitive environment for our products and services; changes in the nuclear energy industry; the competitive bidding process associated with obtaining contracts, including government contracts; risks that we will be unable to obtain new business opportunities or achieve market acceptance of our products and services or that products or services provided by others will render our products or services obsolete or noncompetitive; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the impact of government regulation and policies including by the U.S. Department of Energy (“DOE”) and the U.S. Nuclear Regulatory Commission; risks of accidents during the transportation of hazardous or radioactive material that may pose a health risk to humans or animals; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission.

Contacts:
Investors: Dan Leistikow (301) 564-3399
Media: Lindsey Geisler (301) 564-3392

CENTRUS ENERGY CORP.
ADJUSTED NET INCOME PER SHARE RECONCILIATION TABLE

The Company measures Net Income per Share both on a GAAP basis and adjusted to exclude deemed dividends allocable to retired preferred stock shares (“Adjusted Net Income per Share”). We believe Adjusted Net Income per Share, a non-GAAP financial measure, provides investors with additional understanding of the Company’s financial performance and period-to-period comparability.

On November 17, 2020, the Company completed the purchase of 62,854 shares of its outstanding Series B Preferred Stock at a price per share of $954.59, less any applicable withholding taxes. The purchase price per share represented a 25% discount from the aggregate liquidation preference, including accrued but unpaid dividends, of $1,272.78 per share as of September 30, 2020. Since origination, the carrying value on the Balance Sheet was $43.80 per share based on values assigned in the originating securities exchange. The liquidation amount at origination was $1,000.00 per share.

The aggregate purchase price of approximately $60 million, less accrued but unpaid dividends attributable to the purchased and retired Series B preferred shares, is considered for purposes of Net Income per Share to be a deemed dividend to the extent it exceeds the carrying value on the Balance Sheet, or $41.9 million.

Below we present Net Income Per Share and Adjusted Net Income per Share. The non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with our GAAP results. The non-GAAP financial measure should be viewed in addition to, and not as a substitute for, or superior to, the financial measure calculated in accordance with GAAP. The non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Numerator (in millions):
Net income (loss)	$16.4	$(2.8)	$54.4	$(16.5)
Preferred stock dividends - undeclared and cumulative	0.8	1.9	6.7	7.8
Distributed earnings allocable to retired preferred shares	41.9	—	41.9	—
Net income (loss) allocable to common stockholders	$(26.3)	$(4.7)	$5.8	$(24.3)

Adjusted net income (loss), including distributed earnings allocable to retired preferred shares (Non-GAAP)	$15.6	$(4.7)	$47.7	$(24.3)

Denominator (in thousands):
Average common shares outstanding - basic	10,322	9,583	9,825	9,566
Average common shares outstanding - diluted (a)	10,322	9,583	10,123	9,566

Net Income (Loss) per Share (in dollars):
Basic	$(2.55)	$(0.49)	$0.59	$(2.54)
Diluted	$(2.55)	$(0.49)	$0.57	$(2.54)

Adjusted Net Income (Loss) per Share (Non-GAAP) (in dollars):
Basic	$1.51	$(0.49)	$4.85	$(2.54)
Diluted	$1.46	$(0.49)	$4.71	$(2.54)
(a) For purposes of Adjusted Net Income (Loss) per Share for the three months ended December 31, 2020, average common shares outstanding - diluted is 10,659,000 shares. No dilutive effect is recognized in a period in which a net loss has occurred.

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited; in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Separative work units	$62.1	$36.3	$151.5	$123.7
Uranium	15.6	7.6	39.0	45.7
Technical solutions	15.2	11.8	56.7	40.3
Total revenue	92.9	55.7	247.2	209.7
Cost of Sales:
Separative work units and uranium	40.9	18.2	92.7	118.6
Technical solutions	17.0	30.7	56.9	58.6
Total cost of sales	57.9	48.9	149.6	177.2
Gross profit	35.0	6.8	97.6	32.5
Advanced technology costs	1.0	1.6	2.8	14.6
Selling, general and administrative	10.4	9.2	36.0	33.7
Amortization of intangible assets	2.5	2.4	6.8	6.5
Special charges (credits) for workforce reductions	0.1	0.3	0.6	(1.9)
Other (income) expense, net	0.4	—	0.4	(0.7)
Operating income (loss)	20.6	(6.7)	51.0	(19.7)
Nonoperating components of net periodic benefit expense (income)	5.0	(4.1)	(1.6)	(4.3)
Interest expense	—	0.1	0.1	3.0
Investment income	—	(0.3)	(0.5)	(2.2)
Income (loss) before income taxes	15.6	(2.4)	53.0	(16.2)
Income tax expense (benefit)	(0.8)	0.4	(1.4)	0.3
Net income (loss) and comprehensive income (loss)	16.4	(2.8)	54.4	(16.5)
Preferred stock dividends - undeclared and cumulative	0.8	1.9	6.7	7.8
Distributed earnings allocable to retired shares	41.9	—	41.9	—
Net income (loss) allocable to common stockholders	$(26.3)	$(4.7)	$5.8	$(24.3)

Net income (loss) per common share:
Basic	$(2.55)	$(0.49)	$0.59	$(2.54)
Diluted	$(2.55)	$(0.49)	$0.57	$(2.54)
Average number of common shares outstanding (in thousands):
Basic	10,322	9,583	9,825	9,566
Diluted	10,322	9,583	10,123	9,566

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$152.0	$130.7
Accounts receivable	29.6	21.1
Inventories	64.8	64.5
Deferred costs associated with deferred revenue	151.9	144.1
Other current assets	7.8	9.2
Total current assets	406.1	369.6
Property, plant and equipment, net	4.9	3.7
Deposits for financial assurance	5.7	5.7
Intangible assets, net	62.8	69.5
Other long-term assets	6.8	7.4
Total assets	$486.3	$455.9

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$50.6	$50.7
Payables under SWU purchase agreements	21.3	8.1
Inventories owed to customers and suppliers	4.9	5.6
Deferred revenue and advances from customers	283.2	266.3
Current debt	6.1	6.1
Total current liabilities	366.1	336.8
Long-term debt	108.0	114.1
Postretirement health and life benefit obligations	130.8	138.6
Pension benefit liabilities	124.4	141.8
Advances from customers	45.2	29.4
Other long-term liabilities	32.4	32.1
Total liabilities	806.9	792.8
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 41,720 and 104,574 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $53.9 as of December 31, 2020 and $127.2 as of December 31, 2019	0.1	4.6
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 11,390,189 and 8,347,427 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	1.1	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 and 1,117,462 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	0.1	0.1
Excess of capital over par value	85.0	61.5
Accumulated deficit	(407.7)	(405.0)
Accumulated other comprehensive income, net of tax	0.8	1.1
Total stockholders’ deficit	(320.6)	(336.9)
Total liabilities and stockholders’ deficit	$486.3	$455.9

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2020	2019
OPERATING
Net income (loss)	$54.4	$(16.5)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	7.3	7.0
Accrued loss on long-term contract	(10.6)	18.3
Immediate recognition of retirement benefit plans (gains) losses, net	7.2	(4.0)
PIK interest on paid-in-kind toggle notes	—	1.1
Gain on sales of assets	—	(0.7)
Inventory valuation adjustments	—	2.3
Changes in operating assets and liabilities:
Accounts receivable	(8.6)	29.3
Inventories, net	25.8	0.1
Payables under SWU purchase agreements	13.2	(37.9)
Deferred revenue and advances from customers, net of deferred costs	9.7	44.0
Accounts payable and other liabilities	1.5	(12.3)
Pension and postretirement liabilities	(32.7)	(19.5)
Other, net	(0.1)	0.1
Cash provided by operating activities	67.1	11.3

INVESTING
Capital expenditures	(1.4)	(0.1)
Proceeds from sales of assets	—	0.7
Cash provided by (used in) investing activities	(1.4)	0.6

FINANCING
Proceeds from the sale of common stock, net	23.1	—
Redemption of preferred stock, net	(61.6)	—
Payment of interest classified as debt	(6.1)	(6.1)
Exercise of stock options	0.3	—
Principal payments on debt	—	(27.5)
Payments for deferred issuance costs	(0.1)	(1.4)
Cash used in financing activities	(44.4)	(35.0)

Increase (decrease) in cash, cash equivalents and restricted cash	21.3	(23.1)
Cash, cash equivalents and restricted cash, beginning of period	136.6	159.7
Cash, cash equivalents and restricted cash, end of period	$157.9	$136.6

Supplemental cash flow information:
Interest paid in cash	$—	$1.5
Non-cash activities:
Property, plant and equipment included in accounts payable and accrued liabilities	0.3	—
Deferred equity issuance costs included in accounts payable and accrued liabilities	0.2	0.8
Disposal of right to use lease assets for early termination	0.2	0.4
Conversion of interest payable-in-kind to debt	—	0.7
Right to use lease assets acquired under operating leases	—	5.2